Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Second Quarter 2019 Results

CFO Announces Retirement Plans

Sales of $984 million

Net income attributable to common stockholders of $18 million

Diluted earnings per common share of $0.21

Adjusted EBITDA of $60 million

Houston, TX – August 1, 2019 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced second quarter 2019 results.

The company’s sales were $984 million for the second quarter of 2019, which was 1% higher than the first quarter of 2019 and 9% lower than the second quarter of 2018. The sequential improvement was driven by an increase in the midstream sector. As compared to the second quarter of 2018, the decrease was across all segments and end-markets.

Net income attributable to common stockholders for the second quarter of 2019 was $18 million, or $0.21 per diluted share, as compared to $16 million, or $0.17 per diluted share in the second quarter of 2018.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “Customer spending levels did not increase in the second quarter as we expected, and, in fact, they fell, particularly in the latter part of the quarter, which caused our second quarter results to come in below our expectations and led us to lower our guidance for the year. As we have consistently done in periods of reduced customer activity like this, we will aggressively manage operating costs, and focus on free cash flow generation and debt reduction. As such, we now expect to generate cash from operations of approximately $200 million in 2019. Our strong customer contract positions with recent significant wins and renewals as well as the launch of MRCGOTM, an end-to-end digital supply chain solution, demonstrate our commitment to maintaining our leading position in the PVF distribution industry.”

MRC Global’s second quarter 2019 gross profit was $174 million, or 17.7% of sales, as compared to gross profit of $177 million, or 16.4% of sales, in the second quarter of 2018. Gross profit for the second quarter of 2019 and 2018 reflects income of $1 million and expense of $15 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. The improvement in gross profit percent was attributable primarily to the lower LIFO expense. Gross profit percent was negatively impacted by lower line pipe pricing and general pricing pressures experienced in the quarter.

Selling, general and administrative expenses were $133 million, or 13.5% of sales, for the second quarter of 2019 compared to $136 million, or 12.6% of sales, for the same period of 2018. Lower personnel costs were primarily responsible for the year over year decline.

Adjusted EBITDA was $60 million in the second quarter of 2019 compared to $78 million for the same period in 2018. Please refer to the reconciliation of non-GAAP measures (adjusted gross profit and adjusted EBITDA) to GAAP measures (gross profit and net income) in this release.

Sales by Segment

U.S. sales in the second quarter of 2019 were $806 million, down $72 million, or 8%, from the same quarter in 2018. Midstream declined $49 million, or 11% and downstream declined by $22 million, or 9%, both primarily due to non-recurring project work.

Canadian sales in the second quarter of 2019 were $58 million, down $22 million, or 28%, from the same quarter in 2018 driven by the upstream sector, which continues to be negatively impacted by low Canadian oil prices and government-imposed production limits. A weaker Canadian dollar relative to the U.S. dollar unfavorably impacted sales by $2 million.

International sales in the second quarter of 2019 were $120 million, down $4 million, or 3%, from the same period in 2018 driven by the conclusion of a major project in Kazakhstan, as well as, the impact of weaker foreign currencies relative to the U.S. dollar, which unfavorably impacted sales by $7 million. Excluding the impact of the project and weaker foreign currencies, sales increased $12 million due to improving market conditions, particularly in Norway and the United Kingdom.

Sales by Sector

Upstream sales in the second quarter of 2019 decreased 7% over the second quarter of 2018 to $284 million, or 29% of total sales. The decrease in upstream sales was driven primarily by the Canadian segment.

Midstream sales in the second quarter of 2019 were $421 million, or 43% of total sales, down $51 million or, 11%, from the second quarter of 2018. Sales to gas utility customers were up by 10%, while sales to transmission and gathering customers were down 30% over the same quarter in 2018 due to non-recurring projects.

Downstream sales in the second quarter of 2019 were $279 million, or 28% of total sales, down $24 million or 8% from the second quarter of 2018 due primarily to non-recurring project work in the U.S.

Balance Sheet

Cash balances were $35 million at June 30, 2019. Debt, net of cash, was $703 million and excess availability under our asset-based lending facility was $385 million as of June 30, 2019. Cash provided by operations was $48 million in the second quarter of 2019 resulting in $8 million of cash provided by operations for the first half of 2019. MRC Global’s liquidity position of $420 million is sufficient to support the business and capital needs of the Company.

Share Repurchase Program Update

In October 2018, the board of directors authorized a share repurchase program for common stock of up to $150 million. As previously reported, during the second quarter of 2019, the Company purchased $25 million of its common stock at an average price of $18.24 per share. There is $25 million remaining available under the current authorization.

The shares may be repurchased at management’s discretion in the open market. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice. The current program is scheduled to expire on December 31, 2019.

Since 2015, the Company has repurchased $350 million or 22.5 million shares at an average price of $15.58 per share. The outstanding share count as of June 30, 2019 was 83.1 million shares.

Updated 2019 Annual Guidance

The Company is updating its 2019 annual guidance to reflect a reduction in customer spending levels in the second quarter and lower expectations for the remainder of the year. The Company expects sales in the third quarter to be improved over the second quarter by 2% to 4% and expects modest growth in the second half of the year as compared to the first half of the year.

2019 Annual Guidance
	Low	High
Revenue	$3,850 million	$4,050 million
Net income (before preferred stock dividends)	$85 million	$105 million
Diluted income per common share	$0.75	$0.95
Adjusted EBITDA	$230 million	$250 million
Cash flow from operations	$180 million	$220 million

-	Current 2019 annual guidance does not reflect the impact of any restructuring charges for actions currently being considered
-	Please refer to the reconciliation of Net income to Adjusted EBITDA in this release.

CFO Retirement Plans

James E. Braun, Executive Vice President and Chief Financial Officer, age 60, has advised the board of directors of his intention to retire from MRC Global Inc. on March 1, 2020. James has served as CFO since joining the Company in 2011. The Company is conducting a search for a new CFO.

Mr. Lane added, “I want to thank Jim for all his contributions to MRC Global over the past 8 years. He has been a valued and respected member of my management team and I wish him all the best in retirement.”

Conference Call

The Company will hold a conference call to discuss its second quarter 2019 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on August 2, 2019. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through August 16, 2019 and can be accessed by dialing 201-612-7415 and using pass code 13691569#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and related infrastructure products and services to the energy industry, based on sales. Through approximately 300 service locations worldwide, over 3,500 employees and with nearly 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream, midstream (including gas utilities) and downstream (including industrials). MRC Global manages a complex network of over 200,000 SKUs and 11,000 suppliers simplifying the supply chain for its over 15,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expect,” “expected,” “intend,” “believes,” “well positioned,” “strong position,” “looking forward,” “guidance,” “plans” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments, risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company’s intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws. In addition, the Company’s intention to continue to repurchase shares of common stock is also subject to the trading price of the stock being at prices that the Company believes are favorable to stockholders and to the Company’s debt and liquidity levels being at levels the Company deems sufficient to repurchase shares.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	June 30,	December 31,
	2019	2018

Assets
Current assets:
Cash	$35	$43
Accounts receivable, net	627	587
Inventories, net	798	797
Other current assets	36	38
Total current assets	1,496	1,465

Long-term assets:
Operating lease assets	185	-
Property, plant and equipment, net	136	140
Other assets	28	23

Intangible assets:
Goodwill, net	484	484
Other intangible assets, net	300	322

	$2,629	$2,434

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$438	$435
Accrued expenses and other current liabilities	95	130
Operating lease liabilities	35	-
Current portion of long-term debt	4	4
Total current liabilities	572	569

Long-term liabilities:
Long-term debt, net	734	680
Operating lease liabilities	166	-
Deferred income taxes	95	98
Other liabilities	35	40

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
105,619,040 and 104,953,693 issued, respectively	1	1
Additional paid-in capital	1,722	1,721
Retained deficit	(468)	(498)
Less: Treasury stock at cost: 22,478,460 and 19,347,839 shares, respectively	(350)	(300)
Accumulated other comprehensive loss	(233)	(232)
	672	692
	$2,629	$2,434

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018

Sales	$984	$1,082	$1,954	$2,092
Cost of sales	810	905	1,606	1,746
Gross profit	174	177	348	346
Selling, general and administrative expenses	133	136	272	274
Operating income	41	41	76	72
Other expense:
Interest expense	(10)	(10)	(21)	(18)
Write off of debt issuance costs	-	(1)	-	(1)
Other, net	1	-	1	2

Income before income taxes	32	30	56	55
Income tax expense	8	8	14	15
Net income	24	22	42	40
Series A preferred stock dividends	6	6	12	12
Net income attributable to common stockholders	$18	$16	$30	$28

Basic income per common share	$0.22	$0.18	$0.36	$0.31
Diluted income per common share	$0.21	$0.17	$0.35	$0.30
Weighted-average common shares, basic	83.2	90.1	83.8	90.7
Weighted-average common shares, diluted	83.9	91.6	84.7	92.7

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended
	June 30,	June 30,
	2019	2018

Operating activities
Net income	$42	$40
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	11	12
Amortization of intangibles	22	22
Equity-based compensation expense	7	7
Deferred income tax benefit	(2)	(4)
Amortization of debt issuance costs	1	1
Write off of debt issuance costs	-	1
(Decrease) increase in LIFO reserve	(1)	22
Other	3	-
Changes in operating assets and liabilities:
Accounts receivable	(47)	(157)
Inventories	-	(201)
Other current assets	1	10
Accounts payable	2	116
Accrued expenses and other current liabilities	(31)	(8)
Net cash provided by (used in) operations	8	(139)

Investing activities
Purchases of property, plant and equipment	(6)	(9)
Proceeds from the disposition of property, plant and equipment	1	-
Other investing activities	1	-
Net cash used in investing activities	(4)	(9)

Financing activities
Payments on revolving credit facilities	(513)	(475)
Proceeds from revolving credit facilities	569	659
Payments on long-term obligations	(2)	(2)
Debt issuance costs paid	-	(1)
Purchase of common stock	(50)	(50)
Dividends paid on preferred stock	(12)	(12)
Repurchases of shares to satisfy tax withholdings	(6)	(5)
Proceeds from exercise of stock options	-	21
Other	1	(1)
Net cash (used in) provided by financing activities	(13)	134

Decrease in cash	(9)	(14)
Effect of foreign exchange rate on cash	1	(3)
Cash -- beginning of period	43	48
Cash -- end of period	$35	$31

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

 (in millions)

					Expected for the
	Three Months Ended		Six Months Ended		Year Ending
	June 30,	June 30,	June 30,	June 30,	December 31, 2019
	2019	2018	2019	2018	(mid-point)

Net income	$24	$22	$42	$40	$95
Income tax expense	8	8	14	15	30
Interest expense	10	10	21	18	39
Depreciation and amortization	6	6	11	12	22
Amortization of intangibles	11	11	22	22	42
(Decrease) increase in LIFO reserve	(1)	15	(1)	22	(3)
Change in fair value of derivative instruments	-	1	-	(1)	-
Equity-based compensation expense (1)	3	3	7	7	15
Write off of debt issuance costs (2)	-	1	-	1	-
Foreign currency (gains) losses	(1)	1	-	1	-
Adjusted EBITDA	$60	$78	$116	$137	$240

Notes to above:

(1)	Recorded in SG&A
(2)	Charge (pre-tax) to write off debt issuance costs related to refinancing the Term Loan agreement in the second quarter of 2018.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

 (in millions)

	Three Months Ended
	June 30,	Percentage	June 30,	Percentage
	2019	of Revenue	2018	of Revenue*

Gross profit, as reported	$174	17.7%	$177	16.4%
Depreciation and amortization	6	0.6%	6	0.6%
Amortization of intangibles	11	1.1%	11	1.0%
(Decrease) increase in LIFO reserve	(1)	(0.1%)	15	1.4%
Adjusted Gross Profit	$190	19.3%	$209	19.3%

	Six Months Ended
	June 30,	Percentage	June 30,	Percentage
	2019	of Revenue	2018	of Revenue*

Gross profit, as reported	$348	17.8%	$346	16.5%
Depreciation and amortization	11	0.6%	12	0.6%
Amortization of intangibles	22	1.1%	22	1.1%
(Decrease) increase in LIFO reserve	(1)	(0.1%)	22	1.1%
Adjusted Gross Profit	$380	19.4%	$402	19.2%

Notes to above:

*Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
June 30,

	U.S.	Canada	International	Total
2019:
Upstream	$188	$41	$55	$284
Midstream	405	12	4	421
Downstream	213	5	61	279
	$806	$58	$120	$984
2018:
Upstream	$189	$64	$54	$307
Midstream	454	8	10	472
Downstream	235	8	60	303
	$878	$80	$124	$1,082

Six Months Ended
June 30,

	U.S.	Canada	International	Total
2019:
Upstream	$394	$87	$115	$596
Midstream	742	28	12	782
Downstream	449	11	116	576
	$1,585	$126	$243	$1,954
2018:
Upstream	$367	$121	$121	$609
Midstream	847	22	13	882
Downstream	470	15	116	601
	$1,684	$158	$250	$2,092

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Type	2019	2018	2019	2018
Line pipe	$161	$212	$315	$370
Carbon steel fittings and flanges	158	178	311	349
Total carbon steel pipe, fittings and flanges	319	390	626	719
Valves, automation, measurement and instrumentation	380	375	763	753
Gas products	145	147	278	271
Stainless steel and alloy pipe and fittings	42	49	92	102
General oilfield products	98	121	195	247
	$984	$1,082	$1,954	$2,092

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

 (in millions, except per share amounts)

	June 30, 2019
	Three Months Ended		Six Months Ended
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$18	$0.21	$30	$0.35
Decrease in LIFO reserve, net of tax	(1)	(0.01)	(1)	(0.01)
Adjusted net income attributable to common stockholders	$17	$0.20	$29	$0.34

	June 30, 2018
	Three Months Ended		Six Months Ended
	Amount	Per Share*	Amount	Per Share*

Net income attributable to common stockholders	$16	$0.17	$28	$0.30
Increase in LIFO reserve, net of tax	12	0.13	17	0.18
Adjusted net income attributable to common stockholders	$28	$0.31	$45	$0.49

Notes to above:

*Does not foot due to rounding

The Company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders plus or minus the after-tax impact of its LIFO inventory costing methodology. The Company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the Company believes it provides useful comparisons of the Company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect.  The Company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

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